UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) March 22, 2012

CONTANGO ORE, INC.

(Exact Name of Registrant as Specified in Its Charter)

DELAWARE	000-54136	27-3431051
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3700 BUFFALO SPEEDWAY, SUITE 960 HOUSTON, TEXAS 77098
(Address of principal executive offices)

(713) 960-1901

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	Entry into a Material Definitive Agreement.

The disclosure set forth in Item 3.02 of this Form 8-K is incorporated herein by reference.

ITEM 3.02

On March 26, 2012, the Company completed the issuance and sale of an aggregate of 882,500 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share, at a purchase price of $10.00 per share, in a private placement to certain investors (the “Investors”) pursuant to the Securities Purchase Agreement dated as of March 22, 2012 among the Company and the Investors. Aggregate gross proceeds totaled $8,825,000. Strata Capital, Inc. and Strategas Securities, LLC acted as placement agents in connection with the transaction and received an aggregate placement agent fee of approximately $300,000. The Company will use the net proceeds from this offering to fund its 2012 exploration program in Alaska, estimated at $6.4 million, repay approximately $0.5 million of short-term debt and use the remainder for general corporate purposes.

The shares sold in the private placement were issued in reliance on an exemption from registration under the Securities Act of 1933, as amended, pursuant to Section 4(2) thereof. The bases for the availability of this exemption include the facts that the issuance was a private transaction which did not involve a public offering and the shares were offered and sold to a limited number of investors.

Pursuant to a Registration Rights Agreement dated as of March 22, 2012 (the “Registration Rights Agreement”), among the Company and the Investors, the Company agreed to file a registration statement with the Securities and Exchange Commission at any time one year after the private placement in order to register the resale of the Shares upon demand by the Investors.

A complete copy of each of the Securities Purchase Agreement and the Registration Rights Agreement are filed herewith as exhibits to this report and are incorporated herein by reference.

ITEM 9.01.	FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits

Exhibit No.	Description of Document

10.1	Securities Purchase Agreement dated March 22, 2012

10.2	Registration Rights Agreement dated March 22, 2012

99.1	Press release dated March 27, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONTANGO ORE, INC.

Date: March 27, 2012	By:	/s/ KENNETH R. PEAK
Kenneth R. Peak
Chairman and Chief Executive Officer